Exhibit 99.1

Forward Looking Statements Disclaimer (Shown on Video)

This communication includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this video, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding Faraday Future Intelligent Electric Inc.’s (the “Company’s”) “Bridge Strategy,” the Company’s growth strategy, fundraising activities and prospects, the development of markets in which the Company operates or seeks to operate, and the production and delivery of the FF 91, and future compliance with Nasdaq listing requirements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements speak only as of the date of this call, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to regain compliance with, and thereafter continue to comply with, the Nasdaq listing requirements; the Company’s ability to pay its outstanding obligations; the Company’s ability to raise necessary capital, including but not limited to the capital required to fund production of the FF 91 and the Bridge Strategy; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warrant claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; the ability of the Company to attract and retain employees; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

Video Transcript

Hello, I’m Matthias Aydt, Global CEO of Faraday Future. I’m speaking to you again for the second time in just as many days. I want to ensure you are getting the latest information on what is happening at Faraday Future and hearing from me firsthand.

I shared some important updates on the company yesterday, including that we successfully met one of the two compliance deadlines we needed by filing our first quarter 10-Q.

I also gave updates on our financial situation, the China-U.S. Automotive Bridge Strategy, fundraising efforts and our successful Investor Community Day.

Today I want to share with you the results of our annual meeting of stockholders (or AGM as we call it).

We’ve been asking for our stockholders’ support for this AGM and to vote in favor of the six proposals that were on the table – which were critical to the future of the company.

I’m very happy to report that all proposals were approved this morning.

Now while there were obviously many things that needed to be voted on, including the reelection of our Directors and the ratification of our accounting firm, I want to share with you the meaning of some of the key results. Basically what does this actually mean to the company and our stockholders.

In a nutshell, it means that with your vote and support FF can continue on a path for additional future strategic equity investments that could support a ramp up in production and delivery of our performance and technologically capable FF 91 2.0 EV. This is a terrific product and it deserves to continue being produced and sold in the marketplace.

But it also means that the approval of the reverse stock split proposal will help the Company meet the minimum bid price requirement necessary to maintain listing status on the Nasdaq Capital Market. We believe that it’s important to help in our future fundraising efforts.

And lastly, we believe that the approved proposals could help support the development of a beneficial China-US automotive industry bridge strategy and could help accelerate our entry into the UAE, both of which we have mentioned in the past.

Everyone here at FF wants to express our sincere gratitude for your ongoing support and to thank you for your confidence and your vote at this recent Annual Meeting of Stockholders.

I look forward to sharing more updates and successes in the near future.